Exhibit 14.1
NeoGenomics Code of Business Conduct and Ethics
Living Our Values

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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
INTRODUCTION
This Code has been adopted by the Board of Directors of NeoGenomics, Inc. (“Company”) to promote honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations (“Applicable Laws”) by the Company’s directors, officers and employees. This Code summarizes the legal, ethical and regulatory standards that the Company follows and is a reminder to all of the Company’s directors, officers, and employees of the seriousness of that commitment. This Code applies to all of the Company’s directors, officers and employees.
Our business is becoming increasingly complex, both in terms of the geographies in which we function and the Applicable Laws with which we must comply. In light of these complexities, we have created this Code to help us better understand what is expected of each of us in carrying out our respective responsibilities and sustaining an ethical culture.

DECISION MAKING USING THE CODE
While this Code covers a wide range of business activities and expectations, it is not intended to cover every situation or replace good judgement. Instead, the Code sets out basic principles to help each of us feel more confident in making the right decision. Put in more simplistic terms, the Code helps guide our decision making when we may not be certain what to do. The following questions can also help when the answer is uncertain:
•Is my decision aligned with NeoGenomics’ mission and values?
•Could my decision create even the perception of unethical or inappropriate behavior?
•How would I feel if my decision was made public in tomorrow’s news?
•Could my decision cause any type of harm to the Company, my colleagues, the patients our Company serves, or other individuals?
If uncertainty still exists after referring to the Code and asking yourself these questions, you should ask your supervisor, the Compliance & Ethics Team, or your Human Resources partner for guidance.

OUR RESPONSIBILITIES UNDER THE CODE
As a condition of employment or affiliation with the Company, all Company directors, officers and employees are required to read, understand, and agree to comply with the ethical standards described in this Code. Depending on the circumstances, a violation of Applicable Laws, our corporate policies or this Code by a Company director, officer, or employee may lead to disciplinary action, including termination of employment or service with the Company.
NeoGenomics’ management team and supervisors have special responsibilities for exemplifying the principles of the Code and creating an ethical culture. These responsibilities include helping their teams to understand the Code and how to apply it, identifying and correcting situations in which their employees are not acting in accordance with the Code, and reporting any instances of suspected or known behavior that is inconsistent with the Code and organizational values.
Failure to adhere to the Code or carry out business in an ethical manner is a serious matter and can result in disciplinary action, up to an including termination of employment or affiliation with NeoGenomics.

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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
If you have any questions regarding this Code or its application in any situation, or if you become aware of a violation or potential violation of this Code or Applicable Laws, you should contact your supervisor or manager, a member of the Compliance & Ethics, Legal, or Human Resources Departments, or the Chairman of our Compliance Committee of the Board of Directors.
In addition, you may report any concerns about suspected or actual violation of this Code or Applicable Laws anonymously through our Compliance Hotline at 1.877.662.2339 or on the web at www.neogenomics.ethicspoint.com.

OUR VALUES
Quality
We know that patients’ lives depend on us, and our clients place great trust in us. We earn that trust with every test, every interaction, and every result. We listen and respond to our customers as we seek their loyalty and trust. We constantly strive to exceed customer expectations with disciplined management, flawless execution and continuous improvement.
Integrity
Our reputation is our most important asset. We always strive to do the right thing. We are professional and honest in our relationships, and treat one another with fairness and respect. We hold ourselves to the highest legal, ethical and performance standards, and are committed and dedicated to maintaining outstanding compliance processes and best practices.
Accountability
We take personal responsibility for our behaviors, commitments, and results. Our focus is to find solutions rather than place blame. We work hard and do not take shortcuts on quality and service. We actively engage in discussions, involve others in decisions and plans, take ownership, and keep our promises. We say what we will do and do what we say.
Teamwork
We greatly value our employees, and we work together to achieve our goals. We embrace the diversity of our experiences, skills and talents. We communicate openly to engage people and to foster the innovative and collaborative culture we seek. We are passionate about creating an environment of mutual respect, continuous learning, and personal growth. We support, recognize and celebrate the success of our fellow employees. We succeed individually when we succeed as a team.
Innovation
We are entrepreneurial, and have courage in our belief that we can change things for the better. We constantly look to adapt, improve, and solve problems by offering ideas for new products, processes, and services. We encourage the best ideas to surface from anywhere in the organization. We are willing to take thoughtful and measured risks to put our ideas into action.

OUR RELATIONSHIPS WITH COLLEAGUES
Honest and Ethical Conduct
We place the highest value on the integrity of our directors, officers and employees, and demand this level of integrity in all our dealings. We insist on not only ethical dealings with
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Exhibit 14.1
others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
Safety, Diversity, Harassment-Free and Anti-Retaliation Workplace
The Company is committed to promoting a workplace that is safe, diverse and free from discrimination, harassment, and retaliation. We comply with federal, state, and local health and safety laws and expect employees to create and maintain a safe working environment that minimizes workplace injuries and protects the health and safety of our employees and visitors. Hiring decisions are based on the qualifications and experience of the individual and comply with Applicable Laws pertaining to labor and employment. We embrace diversity and foster a work environment that is free from unlawful workplace discrimination, harassment, and retaliation. Additional information concerning the Company’s employment and workplace policies may be found in the Company’s Employee Handbook.
Background Checks and Screening
The Company ensures that all Company personnel, as well as outside third parties doing business with and on behalf of the Company, are subject to background checks prior to hire or affiliation with the Company consistent with Applicable Laws. In addition, the Company conducts regular screening of Company personnel, clients and third parties against government sanction and exclusion lists to ensure each individual and entity’s good standing and eligibility to participate in applicable state and federal programs.

OUR RELATIONSHIP WITH CUSTOMERS AND BUSINESS PARTNERS
Competition and Fair Dealing
All directors, officers and employees are required to deal honestly and fairly with our customers, suppliers, competitors, other employees, business partners and other third parties. We seek to outperform our competition fairly and honestly. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice, and our directors, officers and employees should be diligent in preventing or terminating any such prohibited activity by the respective individual involved.
Business Courtesies and Gifts
The acceptance of gifts can inappropriately cause a gift recipient to put their own interests above those of the Company, our customers, and ultimately, the patients we serve. The provision of business courtesies and gifts can also unduly influence the actions of our customers and business partners and create unfair business advantages in the market. Our directors, officers, and employees are prohibited from soliciting, offering, giving or accepting business courtesies or gifts which have the potential to influence decisions for personal gain over other interests. Additional guidance can be found in the Employee Gift Acceptance Policy and Commercial Code of Conduct.
Data Privacy and Security
Global data privacy laws require the Company to ensure the privacy and security of personally identifiable information (“PII”) of patients, employees, business partners, and clients it receives and maintains in the course of providing our services. These laws also specify individuals’ rights of access and control of their PII, and we have implemented mechanisms to comply with those requirements. It is important that all Company personnel and business partners who have or may have access to PII as part of their job responsibilities or business affiliation with the Company comply with all applicable data privacy and security
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
requirements to prevent unauthorized disclosure of or access to PII without proper authorization. Company personnel should refer to the Company’s Privacy and Security policies and procedures for additional information.
Business Continuity
Our customers and the patients they serve depend on NeoGenomics as a partner in the health care continuum. Our commitment to our mission of saving patient lives doesn’t stop when disaster or other uncontrollable events occur that can impact our business. For this reason, we implement plans to quickly protect our people, our operations, and fulfill our commitments to our customers and patients during unexpected and sudden changes in the operating environment.

OUR OBLIGATIONS TO THE COMPANY
Conflicts of Interest
Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. A conflict of interest occurs when an individual’s private interest interferes in any way or may appear to interfere with the interests of the Company as a whole.
A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, partners or competitors, except on the Company’s behalf. All directors, officers, and employees are required to complete a Conflict of Interest Attestation form upon hire or affiliation with the Company and, then, at least annually and/or if a situation where an actual or potential conflict arises.
Without limiting the generality of this Code’s prohibition on conflicts of interest by directors, officers and employees, examples of conflicts of interest include, but are not limited to:
•Engaging in outside employment with a competitor while simultaneously employed with the Company without the prior written consent of the Company.
•Using the Company’s time or assets for personal benefit;
•Accepting, directly or indirectly, gifts, loans, services or entertainment of more than nominal value, from a competitor, customer, supplier, or other party doing or seeking to do business with the Company;
•Acquiring any interest or asset of any kind for the purpose of selling or leasing it to the Company;
•Doing business with close relatives on behalf of the Company unless authorized after the relationship has been fully disclosed; and
•Failure to disclose any ownership interests in any companies in which the Company may be doing business or may be pursuing as an acquisition candidate.

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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1

Directors, officers and employees must notify the General Counsel of the existence of any actual or potential conflict of interest including any actual or potential conflict of interest involving their subordinate employees (if applicable) of which they become aware. Our General Counsel will work with Executive Management to make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. Any waivers of this Code provision may only be approved by the Board of Directors or the Compliance Committee. If you are not sure whether a potential matter constitutes a conflict of interest, please contact our General Counsel, who will assist you in the determination.
Confidentiality
All directors, officers and employees are required to maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to competitors or harmful to the Company or its customers, suppliers or partners if disclosed. Examples of confidential information include, but are not limited to, intellectual property such as trade secrets, patents, trademarks, business, marketing and financial plans, databases, client lists, price lists, internal policies and procedures, testing validation documentation, internal audit results and copyrights, as well as business, marketing and service plans, fee schedules, contracts, engineering and manufacturing ideas, designs, databases, records, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, could be illegal and may result in civil or even criminal penalties. In addition, each director, officer and employee is required to abide by the Confidentiality Agreement they signed in connection with their employment or service with the Company.
Use of Company Assets
All directors, officers and employees are required to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of asset misuse, fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.
External Communications and Social Media
If an employee is contacted to discuss the Company’s business with the media, investors or market analysts, the employee should refrain from providing information and refer the caller to the Company’s Vice President of Investor Relations.
Social media should never be used in a way that violates this Code, the Company’s policies, or the Company’s obligations regarding patient information and the clients the Company serves. If the social media activity of a Company director, officer or employee would violate any of the Company’s policies in another forum, it will also violate them in an online forum. Company directors, officers and employees may not post on social networking sites or blogs information that violates the Company’s confidentiality and proprietary right policies, including confidential or unpublished financial information regarding the Company or patient information or the clients we serve. Communication of this type is forbidden and could result in immediate termination.
Corporate Opportunities

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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1

No director, officer or employee may use corporate property, information or position for improper personal gain, nor may they compete with the Company directly or indirectly without the written consent of the Company. Company directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Political Activities
The Company does not make contributions to political candidates or political parties except as permitted by Applicable Laws.
Employees engaging in political activity will do so as private citizens and not as representatives of the Company or with the use of any of the Company’s funds, assets, or other Company resources. An employee’s personal lawful political contribution, or decision not to make a contribution, will not influence the employee’s compensation, job security or opportunities for advancement.

OUR FINANCIAL OPERATIONS AND RESPONSIBILITIES
Full, Fair, Accurate, Timely and Understandable Disclosure
We are committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. You must take all steps available to assist the Company in these responsibilities. To this end, our directors, officers and employees shall:
•Not make false or misleading entries in our books and records for any reason;
•Notify our Chief Financial Officer if they become aware of any unreported or questionable transaction;
•Notify our Chief Financial Officer of any ownership interests in any companies with which the Company is doing business or pursuing as an acquisition candidate;
•Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•Prohibit the establishment of any undisclosed or unrecorded funds or assets; and
•Maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared.
Special Ethical Considerations for Officers and Employees with Financial Reporting Responsibilities
As used in this Code, the term Financial Employees means executives and all managers with accounting or financial reporting responsibilities or related disclosure responsibilities, including but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, controller and other persons performing similar functions. In performing their duties, our Financial Employees must adhere to and advocate to the best of their ability the following principles governing their professional and ethical conduct:
•Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
•Comply with all Applicable Laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;
•Comply with the Company’s established accounting procedures, system of internal controls and generally accepted accounting principles;
•Promptly disclose to the Audit Committee or Compliance Committee any significant deficiencies in the design or operation of the Company’s internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Company’s internal controls;
•Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the Securities and Exchange Commission, and in other public communications made by the Company; and Comply with all applicable regulations of any stock exchange on which the Company’s securities are then listed.
Insider Trading
Our directors, officers and employees who have access to material, nonpublic information about the Company or another company learned in the course of services as a director, officer or employee of the Company are not permitted to use or share that information for stock trading purposes. Such non-public information should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. All directors, officers and employees are required to comply with our Insider Trading Policy and are reminded that trading in the Company’s stock during certain “black-out” periods is prohibited.

OUR RELATIONSHIP WITH THE REGULATORY AUTHORITIES
Compliance with Applicable Laws
We are committed to full compliance with all Applicable Laws, rules and regulations pertaining to our business. Meeting these requirements is imperative to sustaining our ethical culture and upholding our Value of Integrity.
Prevention of Fraud and Abuse
The Federal False Claims Act prohibits individuals and entities participating in federal health care programs from submitting false or fraudulent claims or make false statements in order to obtain payment from, or avoid making payments owed to, the federal government.
The Federal Anti-kickback Statute (“AKS”) generally prohibits the offering or receiving of any remuneration, in cash or kind, in order to induce the referral of federal health care program business. The Federal Stark Law prohibits physicians from referring Medicare patients for designated health care services, such as clinical laboratory testing, to entities in which they have a financial interest. Many states have similar physician self-referral and AKS statutes, as such prohibited practices seek to interfere with objective medical decision-making and promote overutilization of health care items and services.
Depending on the circumstances, violation of these and other health care laws could subject the Company and Company personnel to civil and criminal penalties and fines. Accordingly,
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
to ensure the Company’s compliance with applicable fraud and abuse laws, all Company personnel must ensure that the Company maintains accuracy in the submission of claims for its services. This includes ensuring that the Company only bills for services that are actually rendered, are medically necessary, contain correct billing codes, and are not duplicative. In addition, the Company should ensure that all of its relationships with physicians and other health care referral sources are in compliance with such laws or meet applicable exceptions and safe harbors.
Antibribery and Anticorruption
In order to promote fairness and ethical conduct in the marketplace, employees and company agents are trained and expected to follow policies supporting applicable requirements of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and other similar laws in the countries in which NeoGenomics operates its business. It is unlawful for NeoGenomics personnel and agents to offer or make payment or any other inducement or accept or receive any prohibited payment to improperly influence the official conduct of a foreign official or other covered person.
Research and Development and Clinical Research
Whether we are conducting our own research activities to develop new live saving technologies or we are providing services to a customer to support their own clinical research and trials, we implement processes to ensure human subject rights are strictly observed, we share true, accurate, and fair information that can help advance the practice of medicine, and we do not tolerate scientific misconduct of any kind. All employees involved in research or development activities at NeoGenomics are expected to act ethically and with integrity at all times while performing their duties.
Environmental Protection and Sustainability
NeoGenomics is committed to playing an active role in creating a better, more sustainable planet. We recognize that in our work to improve patient testing, we must also contribute to a stable climate, clean water supplies, and clear skies. A healthy environment and stable climate create a strong foundation to better withstand and prevent threats to human health. NeoGenomics complies with applicable local, state and federal environmental policies, laws, and regulations, and expects our suppliers and contractors to do the same. NeoGenomics practices responsible sourcing of products that reduce consumption and waste of natural resources and participates in recycling and other “green” activities. We have implemented programs to comply with the environmental laws governing our facilities and monitor adherence to these requirements regularly. NeoGenomics measures our greenhouse gas (GHG) emissions, energy consumption, and water usage in order to establish reduction targets. We have also established waste disposal guidelines to divert waste out of landfills and into waste energy recovery. For more detailed information on NeoGenomics’ commitment to sustainability, refer to our ESG Report under the Governance section of our Investor Relations site at ir.neogenomics.com.
Changing Regulatory Environment
As the Company continues to grow in an ever-changing regulatory environment and increases its collaboration with other companies conducting business globally, we need to understand and comply with national and local laws of the countries within which we operate. Examples of such laws include those pertaining to immigration, customs, tax and exchange, and export control. As non-compliance with these and other applicable international laws may subject the Company and Company personnel to potential civil and/or criminal liability, constant learning, awareness, and adherence to changes in the laws governing our business is a strict condition of employment or affiliation with the Company.
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1

COMPLIANCE WITH THE CODE
Reporting Concerns and Non-retaliation
Compliance with this Code, first and foremost, is the individual responsibility of every Company director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.
All Company directors, officers and employees must promptly report, in person or in writing, any known or suspected violation of laws, governmental regulations or this Code to the of the Chief Compliance Officer or Chairman of the Compliance Committee. In addition, the Company has established a toll-free number at 1.877.662.2339 where anyone can report concerns about suspected or actual violations. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report anonymously if you wish. Any questions or violation reports will be addressed promptly and seriously. Concerns may also be submitted on the web at www.neogenomics.ethicspoint.com.
We will not allow any retaliation against any director, officer or employee who acts in good faith in reporting any suspected violation, voices other ethical concerns, or who is involved on the Company’s behalf in investigating or helping to resolve any such issue. The Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any employee for providing information, causing information to be provided, or otherwise assisting in an investigation of any conduct that such person reasonably and in good faith believes constitutes a violation of this Code. Any acts of retaliation against an employee for any such conduct will be treated as a serious violation of this Code and may result in discipline, including immediate termination by the Company and/ or criminal or civil sanctions. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Human Resources department. If necessary, the Compliance and/or Legal departments may become involved in addressing reports of retaliation.
Internal Investigations
When an alleged violation of this Code is reported, we will take prompt and appropriate action in accordance with Applicable Laws and is consistent with good business practices. We will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chief Executive Officer, when required. All reports will be treated confidentially, subject to the Company’s obligation to conduct a thorough investigation, and consistent with Applicable Law.
Consequences of a Violation
Any director, officer or employee that violates any Applicable Law or this Code will face appropriate, case specific disciplinary action, which may include demotion, immediate termination, or discharge from Company affiliation.
At Will Employment
Nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.

Exhibit 14.1
each, to terminate the employee’s service with the Company at any time for any reason, with or without cause.
Waivers of this Code
Any waiver of this Code for Directors or Executive Officers may be made only by the Board of Directors, and will be promptly disclosed as required by law and the rules of the Securities Exchange Commission and any stock exchange on which the Company’s securities are then listed. Any waiver of this Code for any other employees may be made by the Board of Directors or the Compliance Committee. Requests for waivers must be made in writing to the Board of Directors or the Compliance Committee, as applicable, prior to the occurrence of the violation of this Code.

CONTACTS
NeoGenomics’ Compliance & Ethics Hotline:
•877.662.2339 (U.S. only)
•www.neogenomics.ethicspoint.com (telephone numbers for all countries and other languages available)

Email: compliance@neogenomics.com
Mail:
NeoGenomics Laboratories
Attn: Chairperson of the Compliance Committee of the Board or Chief Compliance Officer 9490 NeoGenomics Way Fort Myers, FL 33912
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Property of NeoGenomics. May not be used, divulged, published, or otherwise disclosed without the consent of NeoGenomics.